Exhibit 99.1

Hercules Technology Growth Capital Announces First Quarter 2014 Financial Results and Announces Quarterly Dividend of $0.31 per Share

  Q1 2014 net investment income, or “NII,” of approximately $18.3 million, or $0.30 per share, up 22.0% from Q1 2013
  Q1 2014 distributable net operating income, or “DNOI,” of $19.9 million, or $0.33 per share, up 22.8% from Q1 2013
  Strong liquidity position with approximately $329.5 million available as of March 31, 2014
  Recorded gross realized gains of $5.4 million in Q1 2014
  Five (5) portfolio companies completed IPOs in Q1 2014
  Scott Bluestein Promoted to Chief Investment Officer; Charged with Overseeing Growing Portfolio

PALO ALTO, Calif.--(BUSINESS WIRE)--May 1, 2014--Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and energy & renewable technology industries, at all stages of development, announced today its financial results for the first quarter ended March 31, 2014.

The Company also announced that its Board of Directors has declared a first quarter cash dividend of $0.31 per share, that will be payable on May 19, 2014, to shareholders of record as of May 12, 2014.

“Hercules has completed another strong quarter, delivering a 22% increase in net investment income compared to the first quarter of 2013,” said Manuel A. Henriquez, co-founder, chairman, and chief executive officer of Hercules Technology Growth Capital. “Our results reflect the strength of our portfolio, our constant focus on maintaining a strong liquidity position, our methodical approach to credit analysis and the continued success of our long-term strategy.”

Recognizing the growing size and breadth of the Hercules portfolio, the Company has also promoted Scott Bluestein to Chief Investment Officer. In his new role, Bluestein will oversee all capital allocation with a mandate to accelerate the growth and diversity of Hercules’ portfolio.

First Quarter 2014 Highlights:

  Total investment income of approximately $35.8 million, an increase of 15.5%, in the first quarter of 2014, compared to $31.0 million for the first quarter of 2013.
  Increased net investment income, or “NII”, during the quarter by 22.0% to approximately $18.3 million, as compared to $15.0 million in the first quarter of 2013. NII per share increased 11.1% to $0.30 on approximately 60.9 million basic weighted average shares outstanding for the first quarter of 2014, as compared to NII of $0.27 per share for the first quarter of 2013.
  Increased distributable net operating income, or “DNOI”, by 22.8% to approximately $19.9 million compared to $16.2 million in the first quarter of 2013. DNOI per share increased 10.0% to $0.33 on approximately 60.9 million basic weighted average shares outstanding for the first quarter of 2014, as compared to DNOI of $0.30 per share for the first quarter of 2013.
  Received approximately $132.6 million in principal and PIK repayments, including approximately $88.6 million of early principal repayments and approximately $44.0 million in scheduled principal payments.
  Announced quarterly dividend of $0.31 per share payable on May 19, 2014, to shareholders of record as of May 12, 2014; the thirty-fifth consecutive dividend since inception bringing total dividends declared since inception to $9.37 per share.

First Quarter Review and Operating Results

Investment Portfolio

As of March 31, 2014, 100% of the Company’s debt investments portfolio were in a senior secured first lien position, and approximately 98.0% of the debt investment portfolio was priced at floating interest rates with a Prime or LIBOR based interest rate floor, well positioned to benefit when market rates begin to move in either direction.

Hercules entered into commitments to provide debt and equity financings of approximately $155.7 million to new and existing portfolio companies during the first quarter. The Company funded approximately $111.9 million of debt and equity investments, to new and existing portfolio companies during the first quarter.

The net decline in Hercules’ investment portfolio of approximately $18.6 million on a cost basis for the first quarter was due to $132.6 million of principal and PIK repayments, $1.8 million of fee accelerations due to early payoffs and $2.7 million due to the sale and write off of investments offset by $113.9 million in new debt, equity and warrant additions and approximately $4.6 million in net fee accretion. In addition, Hercules recorded approximately $1.0 million of net unrealized depreciation from its loans, warrant and equity investments during the first quarter.

A detail of the Company’s total investment portfolio valued at cost and fair value by category, quarter over quarter, is highlighted below:

(in millions)	Loans	Equity	Warrants	Total
Balances at Cost at 12/31/13	$835.9	36.8	$33.6	$906.3
Net activity during Q1 2014*	(20.9)	4.0	(1.7)	(18.6)
Balances at Cost at 3/31/14	$815.0	$40.8	$31.9	$887.7
Q/Q change in cost	-2.5%	10.9%	-5.1%	-2.1%

	Loans	Equity	Warrants	Total
Balances at Value at 12/31/13	$822.0	$52.7	$35.6	$910.3
Net activity during Q1 2014*	(20.9)	4.0	(1.7)	(18.6)
Net unrealized appreciation	(2.7)	12.0	(10.3)	(1.0)
Balances at Value at 3/31/14	$798.4	$68.7	$23.6	$890.7
Q/Q change in value	-2.9%	30.4%	-33.7%	-2.2%

*Net activity includes fee and original issue discount (OID) collections and amortization during the quarter

Unfunded Commitments

As of March 31, 2014, Hercules had unfunded debt commitments of approximately $189.4 million. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for Hercules. Approximately $95.6 million of these unfunded commitments are dependent upon the portfolio company reaching certain milestones before Hercules debt commitment would become available. Commitments may include conditions such as reaching certain milestones before the Hercules debt commitment would become available which is expected to affect Hercules’ funding levels. Hercules intends to continue to institute more funding or performance based milestone requirements to mitigate risk in connection with its unfunded debt commitments.

Signed Term Sheets

Hercules finished the first quarter of 2014 with approximately $238.0 million in signed non-binding term sheets with 14 new companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. Non-binding outstanding term sheets are subject to completion of Hercules’ due diligence and final approval process as well as negotiation of definitive documentation with the prospective portfolio companies. It is important to note that not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements.

Portfolio Effective Yield

The effective yield on the Company’s debt investments portfolio during the first quarter was 17.9%, up approximately 280 basis points from the effective yield in the fourth quarter of 2013 of 15.1%. The increase is primarily due to the effect of fee accelerations that occurred from early payoffs. The effective yield is derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter which exclude non-interest earning assets such as warrants and equity investments.

Existing Equity and Warrant Portfolio and Potential Future Gains

Hercules held warrant positions in 107 portfolio companies, with a fair value of approximately $23.6 million and $31.9 million on a cost basis and equity positions in 37 portfolio companies with a fair value of approximately $68.7 million and $40.8 million on a cost basis as of March 31, 2014.

As of March 31, 2014, Hercules had held warrant positions in four (4) portfolio companies that had filed registration statements in contemplation of a potential IPO:

  Box, Inc.
  Three companies filed a Form S-1 Registration confidentially under the JOBS Act

Subsequent to March 31, 2014, one (1) portfolio company completed their initial public offering or “IPO.”

  Glori Energy, Inc. (GLRI)

Subsequent to quarter-end, as of May 1, 2014, we currently have four (4) companies who have filed Form S-1 Registration Statements with the SEC in contemplation of a potential initial public offering:

  Box, Inc.
  Dance Biopharm, Inc.
  Two (2) portfolio companies filed confidentially under the JOBS Act

Dance Biopharm had filed confidentially under the JOBS Act as of March 31, 2014.

Refer to the Subsequent Events section for more details.

There can be no assurances that these companies will complete their IPOs in a timely manner or at all.

Income Statement

Total investment income in the first quarter of 2014 was approximately $35.8 million, an increase of 15.5%, compared to approximately $31.0 million in the first quarter of 2013.

Interest expense and loan fees were approximately $9.2 million during the first quarter of 2014 as compared to $8.7 million in the first quarter of 2013. The increase is primarily attributed to an acceleration of fee amortization related to the partial early payoffs of SBA debentures and the Asset-Backed notes.

The Company had a weighted average cost of debt comprised of interest and fees of approximately 6.9% in the first quarter of 2014 versus 5.9% during the first quarter of 2013.

Total operating expenses, excluding interest expense and loan fees, for the first quarter of 2014 was $8.2 million as compared to $7.2 million for the first quarter of 2013.

Realized Gains/(Losses)

Hercules recognized gross gains of $5.4 million primarily from the sale of equity and warrant investments in five portfolio companies. These gains were offset by gross realized losses of approximately $500 thousand resulting from the liquidation of debt, equity and warrant investments in five portfolio companies. This resulted in recognition of approximately $4.9 million of net realized gains during the first quarter of 2014.

Unrealized Gains/(Losses)

During the first quarter of 2014, the Company recorded approximately $1.0 million of net unrealized depreciation from its loans, warrant and equity investments. Of the $1.0 million of unrealized depreciation, $16.1 million of appreciation was due to market or yield adjustments in fair value determinations, approximately $9.7 million of depreciation was related to reversals due to loan payoffs and sales of warrant and equity investments, and $7.4 million of depreciation was primarily attributable to collateral based impairment on debt investments with two portfolio companies.

A break-down of the net unrealized appreciation/(depreciation) in the investment portfolio is highlighted below:

	Three Months Ended March 31, 2014
(in millions)	Loans	Equity	Warrants	Total
Collateral based impairments	$(7.2)	$-	$(0.2)	$(7.4)

Reversals due to Loan Payoffs & Warrant/Equity sales	(0.3)	0.2	(9.6)	(9.7)
Fair Value Market/Yield Adjustments
Level 1 & 2 Assets	-	3.5	0.1	3.6
Level 3 Assets	4.8	8.3	(0.6)	12.5
Total Fair Value Market/Yield Adjustments	4.8	11.8	(0.5)	16.1

Total Unrealized Appreciation/(Depreciation)	$(2.7)	$12.0	$(10.3)	$(1.0)

History of Credit Performance

Cumulative net realized losses on investments since first origination commencing on October 2004 through March 31, 2014 totaled approximately $27.2 million, on a GAAP basis. When compared to total commitments of approximately $4.2 billion over the same period, the net realized loss since inception represents approximately 65 basis points “bps” or 0.65% of total commitments or an annualized loss rate of approximately 7 bps.

NII – Net Investment Income

NII for the first quarter of 2014 was approximately $18.3 million, compared to $15.0 million in the first quarter of 2013, representing an increase of approximately 22.0%. NII per share increased 11.1% for the first quarter of 2014 to $0.30 based on 60.9 million basic weighted average shares outstanding, compared to $0.27 based on 53.7 million basic weighted average shares outstanding in the first quarter 2013.

DNOI - Distributable Net Operating Income

DNOI for the first quarter was approximately $19.9 million or $0.33 per share, as compared to $16.2 million or $0.30 per share in the first quarter of 2013. DNOI measures Hercules’ operating performance exclusive of employee stock compensation, which represents expense to the Company but does not require settlement in cash. DNOI does include paid-in-kind, or “PIK”, and back-end fees that generally are not payable in cash on a regular basis but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Dividends

The Board of Directors has declared a first quarter cash dividend of $0.31 per share that will be payable on May 19, 2014 to shareholders of record as of May 12, 2014. This dividend would represent the Company’s thirty-fifth consecutive dividend declaration since its initial public offering, bringing the total cumulative dividend declared to date to $9.37 per share. The following shows the key dates of our first quarter 2014 dividend payment:

Declaration Date	April 28th, 2014
Record Date	May 12th, 2014
Payment Date	May 19th, 2014

Hercules' Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90 - 100% of our taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, we may also pay an additional special dividend or fifth dividend; such that we may distribute approximately all of our annual taxable income in the year it was earned, while maintaining the option to spill over our excess taxable income.

Future Ability to Cover Dividends

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. If the Company had determined the tax attributes of our distributions year-to-date as of March 31, 2014, approximately 100.0% would be from ordinary income and spillover earnings from 2013. However there can be no certainty to shareholders that this determination is representative of what the tax attributes of its 2014 distributions to shareholders will actually be. As a result of the Company’s strong 2013 performance, it will distribute approximately $3.8 million, or approximately $0.06 per share, of spillover earnings to its shareholders in 2014.

Liquidity and Capital Resources

The Company ended the first quarter with approximately $329.5 million in available liquidity, including $224.5 million in cash and $105.0 million in credit facility availability. As of March 31, 2014, 100% of the Company’s debt outstanding was in fixed rate debt instruments.

Hercules has a committed credit facility with Wells Fargo for approximately $75.0 million in initial credit capacity under a $300.0 million accordion credit facility. We expect to continue discussions with various other potential lenders to join the Wells facility; however, there can be no assurances that additional lenders will join the facility.

Pricing at March 31, 2014 under the Wells Fargo credit facility was LIBOR+3.50% with a floor of 4.25%. As of March 31, 2014, Hercules did not have any outstanding borrowings under the Wells Fargo credit facility.

Hercules has a committed credit facility with Union Bank with access to $30.0 million. Pricing at March 31, 2014 under the Union Bank credit facility is LIBOR+2.25% with a floor of 4.0%. As of March 31, 2014, Hercules did not have any outstanding borrowings under the Union Bank credit facility.

As of March 31, 2014, Hercules had approximately $72.8 million in 6.00% Convertible Senior Notes which mature in April 2016. The carrying value of these Notes is comprised of $75 million in aggregate principal amount outstanding less approximately $2.2 million in unaccreted discount initially recorded upon issuance of the Convertible Senior Notes.

As of March 31, 2014 Hercules had approximately $63.8 million outstanding of the initial $129.3 million in aggregate principal amount of fixed-rate asset-backed notes (the “Asset-Backed Notes”), which were rated A2(sf) by Moody’s Investors Service, Inc. The Asset-Backed Notes have a fixed interest rate of 3.32% per annum and a stated maturity of December 16, 2017.

As of March 31, 2014, Hercules had approximately $170.4 million in 7.00% Senior Unsecured Notes (the “2019 Notes”). These notes were comprised of approximately $84.5 million of notes maturing in April 2019 and approximately $85.9 million of notes maturing September 2019.

At March 31, 2014, Hercules had approximately $190.2 million in outstanding debentures under the SBIC program. In February 2014, Hercules repaid outstanding SBA debentures totaling $34.8 million. These debentures were originally issued March 26, 2008, carried a combined interest rate and annual charge of 6.38% and were scheduled to retire March 1, 2018.

Hercules’ debt to equity ratio at March 31, 2014 was approximately 76.1%. However, if the outstanding cash at March 31, 2014 of approximately $224.5 million was deducted from total debt of approximately $497.1 million and divided by total equity of approximately $653.3 million, then the net leverage ratio would be approximately 41.7%. Hercules has an SEC exemptive order to exclude all SBA debentures from its regulatory leverage calculations. Given the SEC exemptive order relief, the Company has the potential capacity on its balance sheet to add leverage of approximately $346.4 million, bringing the maximum potential leverage to $843.5 million, or approximately 129.1%, as of March 31, 2014, if it had access to such additional leverage.

As of March 31, 2014, the Company’s asset coverage ratio under our regulatory requirements as a business development company was 312.8%, excluding the SBIC debentures as a result of our exemptive order from the SEC.

Net Asset Value

As of March 31, 2014, the Company’s net assets were approximately $653.3 million, an increase of 6.1% as compared to $615.6 million as of March 31, 2013. Net assets were $650.0 as of December 31, 2013.

As of March 31, 2014, net asset value per share was $10.58 on 61.8 million outstanding shares representing an increase of 5.8%, compared to $10.00 on 61.6 million outstanding shares as of March 31, 2013. Net asset value per share was $10.51 on 61.8 million outstanding shares as of December 31, 2013.

Portfolio Asset Quality

As of March 31, 2014, grading of the loans portfolio at fair value, excluding warrants and equity investments, was as follows:

Grade 1	$225.7 million or 28.3% of the total portfolio
Grade 2	$391.2 million or 49.0% of the total portfolio
Grade 3	$159.0 million or 19.9% of the total portfolio
Grade 4	$14.6 million or 1.8% of the total portfolio
Grade 5	$7.9 million or 1.0% of the total portfolio

At March 31, 2014, the weighted average loan grade of the portfolio was 2.05 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.20 as of December 31, 2013 and 2.03 as of March 31, 2013. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Subsequent Events

1. As of April 28, 2014, Hercules has:

a. Closed commitments of approximately $60.0 million to new and existing portfolio companies, and funded approximately $27.1 million since the close of the first quarter.

b. Pending commitments (signed non-binding term sheets) of approximately $171.0 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
Q1-14 Closed Commitments	$155.7
Q2-14 Closed Commitments (as of April 28, 2014)(a)	$60.0
Pending Commitments (as of April 28, 2014)(b)	$171.0
Year-to-date 2014 Closed and Pending Commitments	$386.7

Notes:

a. Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b. Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2. In April 2014, Hercules portfolio company Glori Energy, Inc. (NASDAQ: GLRI) completed its $185 million reverse merger with Infinity Cross Border Acquisition Corp. (NASDAQ: INXB) and closed a share tender offer and a warrant tender offer.

3. In April 2014, Hercules portfolio company Dance Biopharm, Inc. filed its initial public offering “IPO” Form S-1 registration statement in contemplation of a potential IPO. The company had initially filed confidentially in January 2014.

Conference Call

Hercules has scheduled its first quarter 2014 financial results conference call for May 1, 2014 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (877) 304-8957 or (408) 427-3709 internationally approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 31611509.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and energy & renewable technology industries, at all stages of development. Since inception (December 2003), Hercules has committed more than $4.2 billion to over 270 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol "HTGC."

In addition, Hercules has two outstanding bond issuances of 7.00% Senior Notes due 2019—the April 2019 Notes and September 2019 Notes—which trade on the NYSE under the symbols “HTGZ” and “HTGY,” respectively.

Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Forward-Looking Statements:

The information disclosed in this release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the Securities and Exchange Commission may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(unaudited)
(dollars in thousands, except per share data)

	March 31, 2014	December 31, 2013
Assets
Investments:
Non-control/Non-affiliate investments (cost of $872,226 and $891,059, respectively)	$879,469	$899,314
Affiliate investments (cost of $15,402 and $15,238, respectively)	11,193	10,981
Total investments, at value (cost of $887,628 and $906,297, respectively)	890,662	910,295
Cash and cash equivalents	224,538	268,368
Restricted cash	4,784	6,271
Interest receivable	8,176	8,962
Other assets	31,239	27,819
Total assets	$1,159,399	$1,221,715

Liabilities
Accounts payable and accrued liabilities	$8,962	$14,268
Long-term Liabilities (Convertible Senior Notes)	72,789	72,519
Asset-Backed Notes	63,782	89,557
2019 Notes	170,364	170,364
Long-term SBA Debentures	190,200	225,000
Total liabilities	$506,097	$571,708
Commitments and Contingencies (Note 10)

Net assets consist of:
Common stock, par value	62	62
Capital in excess of par value	656,869	656,594
Unrealized appreciation on investments	2,607	3,598
Accumulated realized losses on investments	(10,368)	(15,240)
Undistributed net investment income	4,132	4,993
Total net assets	$653,302	$650,007
Total liabilities and net assets	$1,159,399	$1,221,715

Shares of common stock outstanding ($0.001 par value, 100,000,000 authorized)	61,760	61,837
Net asset value per share	$10.58	$10.51

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
Investment income:
Interest Income
Non-Control/Non-Affiliate investments	$29,382	$28,319
Affiliate investments	1,464	610
Total interest income	30,846	28,929
Fees
Non-Control/Non-Affiliate investments	4,913	2,028
Affiliate investments	11	-
Total fees	4,924	2,028
Total investment income	35,770	30,957
Operating expenses:
Interest	7,148	7,631
Loan fees	2,076	1,079
General and administrative	2,461	2,252
Employee Compensation:
Compensation and benefits	4,221	3,798
Stock-based compensation	1,560	1,165
Total employee compensation	5,781	4,963
Total operating expenses	17,466	15,925
Net investment income	18,304	15,032
Net realized gain on investments
Non-Control/Non-Affiliate investments	4,872	1,991
Total net realized gain on investments	4,872	1,991
Net change in unrealized appreciation (depreciation) on investments
Non-Control/Non-Affiliate investments	(1,038)	(768)
Affiliate investments	47	434
Total net unrealized appreciation (depreciation) on investments	(991)	(334)
Total net realized and unrealized gain	3,881	1,657
Net increase in net assets resulting from operations	$22,185	$16,689
Net investment income before investment gains and losses per common share:
Basic	$0.30	$0.27
Change in net assets per common share:
Basic	$0.36	$0.30
Diluted	$0.35	$0.30
Weighted average shares outstanding
Basic	60,870	53,682
Diluted	62,695	53,823
Dividends declared per common share:
Basic	$0.31	$0.27

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)
	Three Months Ended March 31,
	2014	2013
Reconciliation of Net Investment Income to Adjusted NII
Net Investment Income	18,304	15,032
Dividends paid on unvested restricted shares (1)	(237)	(331)
Net investment income, net of dividends paid on unvested restricted shares	$18,067	$14,701

Adjusted net investment income before investment gains and losses per common share: (2)
Basic	$0.30	$0.27

Weighted average shares outstanding
Basic	60,870	53,682

	Three Months Ended March 31,
	2014	2013
Reconciliation of Change in Net Assets to Adjusted Change in Net Assets
Net increase in net assets resulting from operations	$22,185	$16,689
Dividends paid on unvested restricted shares (1)	(237)	(331)
Net increase in net assets resulting from operations, net of dividends paid on unvested restricted shares	$21,948	$16,358

Adjusted Change in net assets per common share (3)
Basic	$0.36	$0.30

Weighted average shares outstanding
Basic	60,870	53,682

(1) Unvested restricted shares as of the dividend record date in the first quarter of 2014 and 2013 was approximately 0.8 million and 1.3 million, respectively

(2) Adjusted net income per share is calculated as Net investment income per share, adding dividends paid on unvested restricted shares to the amounts of income and losses allocated to common shareholders.

(3) Adjusted change in net assets per share is calculated as Net investment income per share, adding dividends paid on unvested restricted shares to the amounts of income and losses allocated to common shareholders.

Adjusted net investment income per basic share, ”Adjusted NII”, and Adjusted Change in Net Assets per basic share, consists of GAAP net investment income, excluding the impact of dividends paid on unvested restricted common stock divided by the weighted average basic and fully diluted share outstanding for the period under measurement. For reporting purposes, Hercules calculates net investment income per share and change in net assets per share on a basic and fully diluted basis by applying the two-class method, under GAAP. This GAAP method excludes unvested restricted shares and the pro rata earnings associated with the shares from per share calculations.

Hercules believes that providing Adjusted NII and Adjusted Change in Net Assets affords investors a view of results that may be more easily compared to other companies and enables investors to consider the Company’s results on both a GAAP and Adjusted basis. Adjusted NII should not be considered as an alternative to, as an independent indicator of the Company’s operating performance, or as a substitute for Net Investment Income per basic and diluted share (each computed in accordance with GAAP). Instead, Adjusted NII should be reviewed in connection with Hercules’ consolidated financial statements, to help analyze how the Company is performing. Investors should use Non-GAAP measures only in conjunction with its reported GAAP results.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)
	Three Months Ended March 31,
Reconciliation of Net investment income to DNOI	2014	2013
Net investment income	$18,304	$15,032
Stock-based compensation	1,560	1,165
DNOI	$19,864	$16,197

DNOI per share-weighted average common shares
Basic	$0.33	$0.30

Weighted average shares outstanding
Basic	60,870	53,682

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. These measures serve as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)

March 31, 2014
Total Debt	$497,135
Cash and cash equivalents	(224,538)
Numerator: net debt (total debt less cash and cash equivalents)	$272,597

Denominator: Total net assets	$653,302
Net Leverage Ratio	41.7%

Net leverage ratio is calculated by deducting the outstanding cash at March 31, 2014 of approximately $224.5 million from total debt of approximately $497.1 million divided by our total equity of approximately $653.3 million, resulting in a net leverage ratio of 41.7%. These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
or
Market Street Partners
Ed Keaney, 415-445-3238
ekeaney@marketstreetpartners.com